Exhibit 99.4
[FORM OF NOMINEE HOLDER CERTIFICATION]
T BANCSHARES, INC.
Up to 2,911,957 Shares of Common Stock Issuable Upon the Exercise of Subscription Rights
     THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PROSPECTUS OF T BANCSHARES, INC., DATED _____________, 2011 (THE “PROSPECTUS”).
     The undersigned, a broker, dealer, custodian bank, or other nominee (the “Nominee Holder”) of nontransferable subscription rights (the “Rights”) to purchase shares of common stock of T Bancshares, Inc. (the “Company”) pursuant to the rights offering described and provided for in the Prospectus, hereby certifies to the Company, American Stock Transfer & Trust Company, as subscription agent for the rights offering, and D.F. King & Co., Inc., as information agent for the rights offering, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the rights to purchase the number of shares of common stock specified below pursuant to the basic subscription right, and on behalf of beneficial owners of rights who have exercised their basic subscription right in full, the right to purchase the number of additional shares of common stock pursuant to the oversubscription privilege, listing separately each exercised basic subscription right and the corresponding oversubscription privilege:

	Number of Shares of	Number of Shares Subscribed	Number of Shares
	Common Stock Owned	For Pursuant to Basic	Subscribed For Pursuant to
Identity of Beneficial Owner	On the Record Date	Subscription Right	Oversubscription Privilege
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Print Name of the Nominee Holder:
By:
Printer Signer’s Name:
Print Title:
Contact Name:
Contact Phone Number: